At NationsHealth:	At Rx Communications Group:

Timothy Fairbanks, CFO 954-903-5018	Melody A. Carey (investors) 917-322-2571

FOR IMMEDIATE RELEASE

NATIONSHEALTH CONTINUES COST CONTAINMENT
AND EFFICIENCY INITIATIVES

Sunrise, FL - June 26, 2006 - NationsHealth, Inc. (Nasdaq: NHRX, NHRXW, NHRXU) announced today that its ongoing efforts to continually improve operational effectiveness have resulted in further streamlining the operations of both its Insurance Services and Pharmacy Products business lines.

The Insurance Products business currently provides customer service and marketing and enrollment services to CIGNA HealthCare for its CIGNATURE Rx Medicare prescription drug plan. As a result of management’s implementation of operational improvements and business process initiatives, along with the end of the CMS Prescription Drug Plan open enrollment period, NationsHealth was able to significantly reduce the number of employees serving this business line. These actions are expected to immediately decrease operating expenses for this business line by approximately $1 million per year.

The Pharmacy Products business currently provides diabetes testing supplies to over 114,000 Medicare patients. As a direct result of the implementation of management initiatives aimed at operational and process improvements, NationsHealth was also able to significantly reduce the number of employees serving this business line. These actions are expected to immediately decrease operating costs for this business line by approximately $1 million per year.

“These reductions are just another step in our disciplined approach to move the company towards profitability,” stated Robert Tremain, Chief Operating Officer. “Combined, we anticipate these reductions will decrease our annualized operating expenses by more than $2 million. More importantly, even without the additional cost containment and operational initiatives we are planning, these actions may allow us to grow and add additional product offerings with little, if any, additional general and administrative expenses.”

About NationsHealth, Inc.
NationsHealth improves the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth has a strategic alliance with CIGNA to offer their Medicare Part D prescription drug plans nationally. Prior to launching its Medicare Part D business, NationsHealth offered free discount prescription cards, accepted at over 50,000 pharmacies nationwide, to approximately 2.9 million cardholders. In addition, NationsHealth provides home delivery of diabetes and ostomy medical products to 102,000 patients. NationsHealth is also the provider of diabetes supplies to 12,000 Medicare beneficiaries at over 1,100 Kmart pharmacies. For more information please visit http://www.nationshealth.com.

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